AFFIDAVIT

     I, Bruce A. Capra, being over the age of eighteen and first duly sworn, do hereby state and aver as follows:


1. I reside at 6343 Umber Circle, Golden, Colorado 80403. I am the Secretary and a director of Posteralley.com, Inc. Posteralley.com has filed a Registration Statement on Form SB-2 with the U.S. Securities and Exchange Commission pursuant to which it proposes to offer and sell a minimum of 50,000, and a maximum of 100,000, shares of common stock for gross proceeds of a minimum of $25,000 and a maximum of $50,000 (hereinafter referred to as the "Offering").

2. Mr. Jeffery H. Lee, the Vice President and a director of Posteralley.com, will be the sole associated person of Posteralley.com who will conduct the Offering as agent for Posteralley.com. I will not participate in any capacity, directly or indirectly, in the Offering. In this regard, I will not furnish the identity of any of my contacts, which I have established in previous securities offerings or otherwise, to Mr. Lee as prospective subscribers for shares of common stock in the Offering.

3. Mr. Lee has represented to me that he intends to offer the shares of common stock in the Offering, initially, to Posteralley.com's existing shareholders and, thereafter, to his own contacts that he has developed as a successful, licensed real estate broker and businessman since 1990.

     Further, Affiant sayeth not.

     Dated this 29 day of June, 2001.



                                           /s/ Bruce A. Capra
                                           -------------------------------------
                                                                  Bruce A. Capra

STATE OF COLORADO                   )
                                    )        ss.
COUNTY OF JEFFERSON                 )


     Subscribed and sworn to before me this 29th day of June, 2001, by Bruce A. Capra, who stated that the foregoing is true and correct to the best of his knowledge and belief and that the same is given freely and under no duress of any sort.

                                           /s/ Melissa Mann
                                           -------------------------------------
                                                                   Notary Public

                                           6355 Ward Road
                                           -------------------------------------
                                                                         Address

                                           Arvada, Colorado  80004
                                           -------------------------------------
                                                                         Address


My Commission expires: 06/29/2004
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